Exhibit 99.3

TO:	ALL TRANSATLANTIC EMPLOYEES

FROM:	BOB ORLICH & MIKE SAPNAR

DATE:	JUNE 12, 2011

SUBJECT:	A TRANSFORMATIONAL DAY FOR TRANSATLANTIC
Good evening. We will be announcing shortly the signing of a definitive agreement to merge Transatlantic with Allied World Assurance, a specialty P&C insurer and reinsurer domiciled in Switzerland and with significant operations in Bermuda and the US. Mike and I will be hosting an all-hands employee meeting on Monday, June 13, at Cipriani Wall Street in New York, at 10:30 am ET. For those of you who are unable to join us we will be webcasting the meeting, which can be accessed on the home page of our intranet site. In the meantime we’d like to summarize some key aspects of the transaction for you.
As the attached press release notes, the deal is structured as a merger of equals. Transatlantic, the larger entity, will deliver for its shareholders a premium price for our shares and a majority interest in the new company. Upon completion of the transaction near the end of 2011, we will create a new industry leader, TransAllied Group Holdings, with $8.5 billion in capital and $21 billion in invested assets. These figures rank us among our top peers. With nearly $6 billion in GWP we’ll have significant scale and carry more weight with partners and clients, and we’ll operate in 39 offices in 18 countries worldwide. Our strengthened capital base offers flexibility to take advantage of new business opportunities and addresses regulatory issues our industry faces in the future.
In short, the transaction delivers nearly every tangible benefit that we could ask for in positioning our franchise for the dynamic global reinsurance environment in which we operate, including:
•	Improved business diversity by every measure: geographic, by business line, by tail of business and by combining primary and reinsurance operations

•	A “European passport”, improving our access to reinsurance business on the continent

•	Increased exposure to Lloyd’s via Allied’s A+ rated syndicate

•	Greater capital allocation flexibility, with a significant portion of our combined capital residing outside the US, aiding us in achieving Solvency II compliance, and the ability to better take advantage of business opportunities in key international markets

•	Primary insurance paper, which also improves our ability to deliver a broader platform of solutions to our clients
While mergers by definition mean change, one exciting factor about this deal is how much will not change. After all, we have built something pretty special here. So has Allied. Our companies are complementary businesses, with similar cultures and business approaches that focus on many of the same categories but from the primary and reinsurance perspectives. We will continue to operate under our respective brands and we anticipate very little change other than the consolidation of corporate functions. Additionally, as a true merger of equals, TransAllied’s new management team combines the best of Transatlantic and Allied. Mike will become President and CEO of the Global Reinsurance operations of the new company, which include Transatlantic’s business today along with Allied’s reinsurance activities, which together will contribute about 80% of TransAllied’s GWP on a pro forma basis. Working closely with Scott Carmilani of Allied, who will serve as CEO of TransAllied, Mike will help lead a management team that includes Paul Bonny as President International Reinsurance Operations, Javier Vijil as President Latin American and Caribbean Reinsurance Operations, Steve Skalicky as Chief Financial Officer, Ken Apfel as Chief Actuary and Julian Spence as Chief Risk Officer.
One name is left off the above list — mine. As we moved forward with this transaction, it became abundantly clear to me that the deal achieved everything needed to position this franchise for the future. The transaction completes Transatlantic, and after 17 years as your CEO, it completes my career. It’s time for the next generation to embrace the future and lead all of you into it. Scott and Mike are a terrific partnership for that job, and I know everyone is in great hands.
We look forward to your questions and feedback at the meeting tomorrow. In addition, we’ll be providing information to our business partners and contacts to ensure they understand the deal and the great company it will create.
Thank you for all you do for Transatlantic.
Bob & Mike

Additional Information About the Proposed Merger and Where to Find It
     This letter relates to a proposed merger between Transatlantic and Allied World that will become the subject of a registration statement, which will include a joint proxy statement/prospectus, to be filed with the U.S. Securities and Exchange Commission (the “SEC”) that will provide full details of the proposed merger and the attendant benefits and risk. This letter is not a substitute for the joint proxy statement/prospectus or any other document that Transatlantic or Allied World may file with the SEC or send to their shareholders in connection with the proposed merger. Investors and security holders are urged to read the registration statement on Form S-4, including the definitive joint proxy statement/prospectus, and all other relevant documents filed with the SEC or sent to shareholders as they become available because they will contain important information about the proposed merger. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com; or by contacting Allied World’s Corporate Secretary, attn.: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.
Participants in the Solicitation
     Transatlantic, Allied World and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Transatlantic’s directors and executive officers is available in Transatlantic’s proxy statement dated April 8, 2011 for its 2011 Annual Meeting of Shareholders. Information about Allied World’s directors and executive officers is available in Allied World’s proxy statement dated March 17, 2011 for its 2011 Annual Meeting of Shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.